Grant Agreement for
Performance-Based Restricted Stock Units

Holder:	[Name]

Address:	[Address]

Date of Grant:	[__________], 2014

Target Number:	[PBRSU Shares]

Performance Period:	[_______________________]

Plan Name:	Waste Connections, Inc. 2014 Incentive Award Plan

Waste Connections, Inc., a Delaware corporation (the “Company”) has adopted the 2014 Incentive Award Plan (the “Plan”) for the granting to selected employees of awards based upon shares of Stock of the Company. In accordance with the terms of the Plan, the Compensation Committee of the Board of Directors (the “Committee”) has approved the execution of this Performance-Based Restricted Stock Unit Agreement (this “Agreement”) between the Company and the Holder, as specified in this Agreement. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Plan.

1.          Grant. The Company grants to the Holder the number of restricted stock units based on shares of Stock set forth in this Agreement (the “Units”), subject to adjustment, forfeiture and the other terms and conditions set forth below, as of the effective date of the grant (the “Grant Date”) specified in this Agreement. The number of Units specified in this Agreement reflects the target number of Units that may be earned by the Holder. The Company and the Holder acknowledge that the Units will, except as provided in Sections 4 and 5 hereof, be forfeited by the Holder if the Holder’s termination of employment occurs before the Settlement Date (as defined in Section 2, below).

2.          Determination of Earned Performance Units. The number of Units that may be earned by and issuable to the Holder (the “Earned Units”) shall be based upon the achievement by the Company of the performance standards as reviewed and approved by the Committee and reflected in the resolutions of the Committee (the “Performance Goals”) over the three-year period indicated above (the “Performance Period”). The determination by the Committee with respect to the achievement of the Performance Goals shall be made in its sole discretion and as soon as administratively practicable following the Performance Period after all necessary Company information is available. The specific date on which such determination is formally made and approved by the Committee is referred to as the “Determination Date.” Within 15 business days following the Determination Date, but in no event later than March 15th of the fiscal year following the end of the Performance Period (the “Settlement Date”), the Company shall notify the Holder of the number of Units, if any, that have become Earned Units and the corresponding number of shares of Stock to be issued to the Holder in satisfaction of this award of Units, and settle each Earned Unit by delivering to the Holder one share of Stock, subject to withholding as described in Section 9 below. The number of Units which may become Earned Units will be between 0% and [____]% of the Target Number of Units depending on whether and to what extent the Performance Goals are achieved by the Company. The Company shall (a) issue or cause to be delivered to the Holder (or the Holder’s Heir, as defined below, if applicable) one or more unlegended stock certificates representing such shares, or (b) cause a book entry for such shares to be made in the name of the Holder (or the Holder’s Heir, if applicable). In the case of the Holder’s death, Stock to be delivered in settlement of Units as described above shall be delivered to the Holder’s beneficiary or beneficiaries (as designated in the manner determined by the Committee), or if no beneficiary is so designated or if no beneficiary survives the Holder, then the Holder’s administrator, executor, personal representative, or other person to whom the Units are transferred by means of the Holder’s will or the laws of descent and distribution (such beneficiary, beneficiaries or other person(s), the “Holder’s Heir”).

3.          Dividend Equivalent Rights. The Holder shall have no rights to dividends or other rights of a stockholder with respect to the Units unless and until such time as the award of Units has been settled by the issuance of Stock to the Holder. The Holder shall have the right to receive a cash dividend equivalent payment with respect to the Earned Units for cash dividends payable to holders of Stock as of a record date designated by the Company that is within the period beginning on the Grant Date and ending on the Settlement Date, which dividend equivalent payment shall be payable to the Holder on the Settlement Date, without interest. In the event of forfeiture of the Units, the Holder shall have no further rights with respect to such Units.

4.          Consequences of Termination of Employment. The consequences of the Holder’s termination of employment with the Company (a “Termination of Employment”) during the Performance Period shall be as follows:

i.          In the case of a Termination of Employment by the Company for Cause, the Units shall be forfeited as of the date of the Termination of Employment.

ii.         In the case of a Termination of Employment by the Company without Cause (or by the Holder for Good Reason, but only to the extent an Individual Agreement (as defined below) provides for the right to terminate employment for Good Reason and further provides for severance payments and benefits due to such Termination of Employment) or Termination of Employment due to Disability or the Holder’s death, the number of Units earned shall be determined as follows: first, the Committee shall determine the number of Units earned based on actual achievement of the Performance Goals following the end of the Performance Period; and second, the number of Units so obtained shall be multiplied by a fraction, the numerator of which is the total number of full months elapsed from the first day of the Performance Period to the date of the Holder’s Termination of Employment and the denominator of which is the total number of whole months in the Performance Period. Such number of Units shall then be settled in accordance with Section 2 as for all other holders whose awards are settled on the Settlement Date.

iii.         In all other cases, the Units shall be forfeited as of the date of the Termination of Employment.

For purposes of this Agreement, the Holder’s Termination of Employment shall be considered to be for “Cause” if it is a termination for “Cause” pursuant to an employment or separation agreement between the Company and the Holder or a Company severance or separation plan applicable to the Holder (the “Individual Agreement”) to which the Holder is a party that is then in effect or, if there is no Individual Agreement in effect that defines “Cause,” “Cause” shall mean (a) a material breach by the Holder of any of the terms of the Individual Agreement, or any other agreement between the Company and the Holder, that is not immediately corrected following written notice of default specifying such breach; (b) conviction of a felony; (c) a breach of any non-competition or non-solicitation covenants in any agreement between the Company and the Holder; (d) repeated intoxication with alcohol or drugs while on Company premises during its regular business hours to such a degree that, in the reasonable judgment of the Chief Executive Officer or General Counsel of the Company, the Holder is abusive or incapable of performing his or her duties and responsibilities; or (e) misappropriation of property belonging to the Company and/or any of its affiliates.

5.          Change in Control. If a Change in Control occurs and the Holder has remained continuously employed by the Company until at least immediately prior to the Change in Control, the number of Units earned shall be determined as follows:

i.          If the Committee reasonably determines in good faith, prior to the occurrence of the Change in Control, that the Units will not be honored or assumed, or new rights that substantially preserve the terms of the Units substituted therefor, by the Holder’s employer (or the parent of such employer) immediately following the Change in Control, the number of Earned Units shall equal the greater of (a) the number that equals 100% of the target award level payout and (b) the number that would have been earned based on actual achievement of the Company Performance Goals through the most recently completed fiscal year prior to such Change in Control (calculated as if the most recently completed fiscal year prior to such Change in Control had been the end of the applicable Performance Period).

ii.         If the Committee determines that the Units have been assumed and, before the Determination Date, the Holder has a Termination of Employment by the Company without Cause or by the Holder for Good Reason within the 24-month period immediately following a Change in Control, in lieu of the earnout and settlement of the Units pursuant to Section 4 above, the number of Units earned shall equal the greater of (a) the number that equals 100% of the target award level payout and (b) the number that would have been earned based on actual achievement of the Performance Goals through the most recently completed fiscal year prior to such Termination of Employment (calculated as if the most recently completed fiscal year prior to such Termination of Employment had been the end of the applicable Performance Period).

For purposes of this Agreement, the Holder’s Termination of Employment shall be considered to be with “Good Reason” if it is a termination for “Good Reason” pursuant to an Individual Agreement to which the Holder is a party that is then in effect or, if there is no Individual Agreement in effect that defines “Good Reason,” “Good Reason” shall mean: (a) assignment to the Holder of duties inconsistent with and resulting in a diminution of his or her position (including status, offices, titles, responsibilities and reporting requirements), authority, duties or responsibilities as they existed on the Grant Date, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities; a substantial alteration in the title(s) of the Holder (so long as the existing corporate structure of the Company is maintained); provided, however, that the Holder’s failure to serve in the same position (including status, offices, titles, responsibilities and reporting requirements) with the ultimate parent of the Company shall constitute “Good Reason;” (b) the relocation of the Holder’s principal place of employment to a location more than fifty (50) miles from its present location without the Holder’s prior approval; (c) a material reduction by the Company in the Holder’s total annual cash compensation, defined as base salary and target bonus, without the Holder’s prior approval; (d) a material reduction by the Company in the Holder’s total annual compensation, defined as base salary, target bonus and equity incentive compensation opportunities, without the Holder’s prior approval; (e) a failure by the Company to continue in effect, without substantial change, any benefit plan or arrangement in which the Holder was participating or the taking of any action by the Company which would adversely affect the Holder’s participation in or materially reduce his or her benefits under any benefit plan (unless such changes apply equally to all other similarly situated employees of Company); (f) any material breach by the Company of any provision of the Individual Agreement or any other agreement between the Company and the Holder, without the Holder having committed any material breach of his or her obligations hereunder, which breach is not cured within twenty (20) days following written notice thereof to the Company of such breach; or (g) the failure of the Company to obtain the assumption of this Agreement by any successor entity.

Any Units which are earned pursuant to this Section 5 shall be settled on or within 60 days after the Change in Control or Termination of Employment, as applicable, but in no event later than the Settlement Date, in accordance with Section 2.

6.          Claw-Back. Pursuant to its general authority to determine the terms and conditions applicable to the Units, the Committee shall have the right to require the Holder to agree by separate written or electronic instrument that the Units (including any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt of the Units or upon the receipt or resale of any Shares underlying the Units) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.

7.          Vesting; Service Requirement. Except as provided in Sections 4 and 5, subject to the Holder’s continuous employment through the Determination Date, the number of Earned Units determined pursuant to Section 2 shall vest on the Determination Date.

8.          Code Section 409A. The Company intends that the Units shall not constitute “deferred compensation” within the meaning of Section 409A of the Code and this Agreement shall be interpreted based on such intent. In view of uncertainty surrounding Section 409A of the Code, however, if the Company determines after the Grant Date that an amendment to this Agreement is necessary or advisable so that the Units will not be subject to Section 409A of the Code, or alternatively so that they comply with Section 409A of the Code, it may make such amendment, effective as of the Grant Date or at any later date, without the consent of the Holder.

Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A of the Code, and such payment or benefit would otherwise be payable or distributable hereunder by reason of the Holder’s Termination of Employment, all references to the Holder’s Termination of Employment shall be construed to mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”), and the Holder shall not be considered to have a Termination of Employment unless such termination constitutes a Separation from Service with respect to the Holder.

9.          Tax Withholding. The Company shall withhold from the Stock delivered in settlement of Units shares of Stock having a Fair Market Value on the Settlement Date, equal to the amount necessary to satisfy the minimum required withholding, if any, of any income tax, social tax, or other taxes (but rounding up to the nearest whole number of shares). In lieu of withholding shares of Stock, the Committee may, in its discretion, authorize the satisfaction of tax withholding by a cash payment to the Company, by withholding an appropriate amount of cash from base pay, or by such other method as the Committee determines may be appropriate to satisfy all obligations for withholding of such taxes. If any such taxes are required to be withheld at a date earlier than the Settlement Date, then notwithstanding any other provision of this Agreement, the Company may (i) satisfy such obligation by causing the forfeiture of a number of Units having a Fair Market Value, on such earlier date, equal to the amount necessary to satisfy the minimum required amount of such withholding, or (ii) make such other arrangements with the Holder for such withholding as may be satisfactory to the Company in its sole discretion. The obligations of the Company under this award of Units will be conditioned on such satisfaction of the required withholding. The Holder acknowledges that the tax consequences associated with this award of Units are complex and that the Company has urged the Holder to review with the Holder’s own tax advisors the federal, state and local tax consequences of this award of Units. The Holder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Holder understands that he or she (and not the Company) shall be responsible for the Holder’s own tax liability that may arise as a result of the award of Units.

10.         Compliance with Law.

i.           No shares of Stock shall be issued and delivered pursuant to a Unit unless and until all applicable registration requirements of the Securities Act of 1933, as amended, all applicable listing requirements of any national securities exchange on which the Stock is then listed, and all other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been complied with. In particular, the Committee may require certain investment (or other) representations and undertakings in connection with the issuance of securities in connection with the Plan in order to comply with Applicable Law.

ii.         If any provision of this Agreement is determined to be unenforceable or invalid under any Applicable Law, such provision will be applied to the maximum extent permitted by Applicable Law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under Applicable Law. Furthermore, if any provision of this Agreement is determined to be illegal under any Applicable Law, such provision shall be null and void to the extent necessary to comply with Applicable Law, but the other provisions of this Agreement shall remain in full force and effect.

11.         Assignability. Except as may be effected by designation of a beneficiary or beneficiaries in such manner as may be determined by the Committee, or as may be effected by will or other testamentary disposition or by the laws of descent and distribution, any attempt to assign the Units before they are settled shall be of no effect.

12.         Certain Corporate Transactions. In the event of certain corporate transactions, the Units shall be subject to adjustment as provided in Section 12 of the Plan.

13.         No Additional Rights.

i.           Neither the granting of the Units nor their settlement shall (a) affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under Applicable Law, (b) confer upon the Holder the right to continue performing services for the Company, or (c) interfere in any way with the right of the Company to terminate the services of the Holder at any time, with or without Cause. The Holder expressly acknowledges and agrees that he or she is an employee at will.

ii.         The Holder acknowledges that (a) this is a one-time grant, (b) the making of this grant does not mean that the Holder will receive any similar grant or grants in the future, or any future grants at all, and (c) this grant does not in any way entitle the Holder to future grants under the Plan, if any, and the Committee retains sole and absolute discretion as to whether to make any additional grants to the Holder in the future and, if so, the quantity, terms, conditions and provisions of any such grants.

iii.        Without limiting the generality of subsections i. and ii. immediately above and subject to Sections 4 and 5 above, if the Holder’s employment with the Company terminates, the Holder shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit relating to the Units or under the Plan which he or she might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

14.         Rights as a Stockholder. Neither the Holder nor the Holder’s Heir shall have any rights as a stockholder with respect to any shares represented by the Units unless and until shares of Stock have been issued in settlement thereof.

15.         Data Privacy Waiver. By accepting the grant of the Units, the Holder hereby agrees and consents to:

i.           the collection, use, processing and transfer by the Company and its Subsidiaries (collectively, the “Group”) of certain personal information about the Holder (the “Data”);

ii.         any members of the Group transferring Data amongst themselves for the purposes of implementing, administering and managing the Plan;

iii.        the use of such Data by any such person for such purposes; and

iv.        the transfer to and retention of such Data by third parties in connection with such purposes.

For the purposes of clause (i) above, “Data” means the Holder’s name, home address and telephone number, date of birth, other employee information, any tax or other identification number, details of all rights to acquire Stock granted to the Holder and of Stock issued or transferred to the Holder pursuant to the Plan.

16.         Compliance with Plan. The Units and this Agreement are subject to, and the Company and the Holder agree to be bound by, all of the terms and conditions of the Plan as it shall be amended from time to time, which are incorporated herein by reference. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of the Holder, so long as such amendment, modification, restatement or supplement shall not materially reduce the rights and benefits available to the Holder hereunder, and this award of Units shall be subject, without further action by the Company or the Holder, to such amendment, modification, restatement or supplement unless provided otherwise therein. In the case of a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern.

17.         Effect of Agreement on Individual Agreements. Notwithstanding the provisions of any Individual Agreement, (i) in the case of a conflict between the terms of the Holder’s Individual Agreement and this Agreement, the terms of this Agreement shall govern, and (ii) the vesting and settlement of Units shall in all events occur in accordance with this Agreement to the exclusion of any provisions contained in an Individual Agreement regarding the vesting or settlement of the Units, and any such Individual Agreement provisions shall have no force or effect with respect to the Units.

18.         Governing Law and Jurisdictional Agreement. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without regard to principles of conflicts of laws. The Holder may only exercise his or her rights in respect of the Plan to the extent that it would be lawful to do so, and the Company would not, in connection with this Agreement, be in breach of the laws of any jurisdiction to which the Holder may be subject. The Holder shall be solely responsible to seek advice as to the laws of any jurisdiction to which he or she may be subject, and participation by the Holder in the Plan shall be on the basis of a warranty by the Holder that the Holder may lawfully so participate without the Company being in breach of the laws of any such jurisdiction. The Company and Holder irrevocably and unconditionally submit to the jurisdiction and venue of any state court situated within Montgomery County, Texas, and any federal court closest to or serving Montgomery County, Texas, for the purpose of any suit, action or other proceeding arising out of, or relating to or in connection with, this Agreement. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 18 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties to this Agreement that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement to be effective as of the Grant Date.

Waste Connections, Inc.

Name:
Title: [Title]

The Holder’s acceptance of this Agreement indicates that he or she accepts and agrees to all the terms and provisions of the foregoing Agreement and to all the terms and provisions of the Plan, as amended to date, incorporated by reference herein.

Name: [Name]

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